UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2005
GENITOPE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50425 (Commission File Number)	77-0436313 (I.R.S. Employer Identification No.)
525 Penobscot Drive
Redwood City, California 94063
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 482-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Genitope Corporation (“Genitope”) announced on December 8, 2005 the filing of two patents for the composition and use of a panel of monoclonal antibodies directed against specific epitopes in the variable regions of the B-cell receptor (BCR). The methods and materials described in these patents potentially represent a novel, personalized approach for treating non-Hodgkin’s lymphoma (NHL). The patent filings specifically cover a panel of BCR-reactive monoclonal antibodies as well as aspects related to their development, the diagnostic screening and sub-classification of patients based on BCR variable-region utilization and the therapeutic use of the monoclonal antibodies alone and in synergistic combination with Genitope’s MyVax® Personalized Immunotherapy.
     Genitope’s approach is based on the finding that even though each NHL patient’s B-cell tumor expresses a unique idiotypic surface immunoglobulin (the BCR), those immunoglobulins nevertheless have characteristics that are shared across predictable patient subsets. Genitope has developed a panel of monoclonal antibodies that bind to BCR proteins based on their particular genetic makeup. Because there are a finite number of variable-region genes that B-cells draw on to form the mature BCR, it is possible to classify NHL patients into subsets based on which variable region is used by their particular tumor. This allows for the production of monoclonal antibodies that are off-the-shelf while still personalizing the treatment for each patient.
     Genitope is actively working to complete the initial development of the monoclonal antibody panel and production of clinical-grade material. Genitope intends to file an investigational new drug (IND) application in 2006 and initiate clinical trials thereafter. The monoclonal antibodies could eventually be used in conjunction with MyVax® Personalized Immunotherapy and might reduce or eliminate the need for chemotherapy in the early treatment of NHL.
     In addition, Genitope announced on December 12, 2005 that long-term follow-up results from a phase II clinical trial of its MyVax® Personalized Immunotherapy as a treatment for follicular NHL (f-NHL) after chemotherapy show a significant increase in time-to-progression of f-NHL compared to chemotherapy alone. Study findings were presented during a poster session at the 47th Annual Meeting of the American Society of Hematology.
     The long-term follow-up data (median 5.8 years) demonstrated a median time-to-disease-progression of 37.7 months (measured from the end of chemotherapy). Published studies in similar follicular B-cell NHL patients treated with chemotherapy alone have shown a median time-to-disease-progression of 15 months. Nine of the 21 patients in this trial remained progression-free as of their last clinical follow-up at 56 to 78 months post-chemotherapy. Furthermore, 19 of the 21 evaluated patients scored in the intermediate or high-risk prognostic categories according to the Follicular Lymphoma International Prognostic Index (FLIPI). Four of the eight patients in the high-risk category and four of the 11 patients in the intermediate category remained in remission as of their last clinical follow-up.
     This report contains “forward-looking statements.” For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements, including all statements regarding the potential clinical development and efficacy of Genitope’s proposed monoclonal antibody panel and the potential efficacy of MyVax® Personalized Immunotherapy. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” ”potentially” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks related to: the fact that Genitope has not yet begun clinical testing of its proposed monoclonal antibody panel, the progress, timing and results of Genitope’s proposed and ongoing clinical trials, Genitope’s need for additional funding, the manufacturing of Genitope’s proposed monoclonal antibody panel and MyVax® Personalized Immunotherapy, Genitope’s and third parties’ intellectual property positions, competition from other pharmaceutical or biotechnology companies, growth and dependence on key personnel and the need for regulatory approval for the commencement of clinical trials, as well as other risks detailed in Genitope’s filings with the Securities and Exchange Commission, including the Quarterly Report for the fiscal quarter ended September 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Genitope undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENITOPE CORPORATION
Dated: December 12, 2005	By:	/s/ John Vuko
John Vuko
Vice President, Finance and Chief Financial Officer